FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT
THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED ACCOUNTING SERVICING AGREEMENT (this “Amendment”) is made and entered into as of November 1, 2023 (the “Effective Date”) by and between the MONETTA TRUST, a Massachusetts business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
WHEREAS, the Trust and Fund Services entered into a Second Amended and Restated Fund Accounting Servicing Agreement dated as of November 1, 2023, (the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement to clarify a one (1) year term as described in section 16 of the Agreement, and
NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.As of the Effective Date, Section 16 of the Agreement shall read as follows:
16.Early Termination
In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the one (1) year term, the Trust agrees to pay the following fees:
a.all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.all fees associated with converting services to successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.all miscellaneous costs associated with a.-c. above
All other terms and conditions contained in the Agreement shall remain in full force and effect.
Signatures on Following Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jason Hadler
Name: Jason Hadler
Title: Sr. Vice President
Date: February 22, 2024

Monetta Trust

By: /s/ Robert J Bacarella
Name: Robert Bacarella
Title: Vice President
Date: 2/20/24

2